Exhibit 2

British American Tobacco p.l.c.

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Karen Claeskens
2	Reason for the notification
a)	Position/status	Person closely associated with a person discharging managerial responsibilities; Johan Vandermeulen, Chief Transformation Officer
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Acquisition of shares as a result of the reinvestment of dividend income under the British American Tobacco Dividend Reinvestment Plan.
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£28.8355	1,996

d)	Aggregated information - Aggregated volume - Price	1,996 £57,555.66
e)	Date of the transaction	2023-05-03
f)	Place of the transaction	London Stock Exchange (XLON)

Name of officer of issuer responsible for making notification: Claire Dhokia Date of notification: 04 May 2023